Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Jane Elliott, Chief Communications and HR Officer	Cam Potts, VP, Communications
770-833-3500	651-233-7735
investorrelations@Deluxe.com	Cameron.Potts@Deluxe.com

DELUXE REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
DECLARES REGULAR DIVIDEND AND PROVIDES 2021 OUTLOOK

•Delivered solid financial results and accelerated historic transformation despite COVID challenges
•Sales-driven success continues to drive momentum
•Achieved strong cash flows and increased liquidity; lowest total and net debt in 2.5 years
•Declares regular quarterly dividend affirming confidence in financial strength and disciplined stewardship

Shoreview, Minn. – February 4, 2021 – Deluxe (NYSE: DLX), a Trusted Business Technology™ company, today reported operating results for its fourth quarter and year ended December 31, 2020.

“Our One Deluxe strategy, including our new go-to-market approach, delivered record sales success in 2020, exceeding our pre-pandemic plan and positioning Deluxe to drive further growth in 2021 and beyond. Our team continues to successfully execute on this historic transformation, with our newly created Payments business unit delivering double-digit growth for the full year. We also strengthened our financial position by reducing net debt to the lowest level in two-and-a-half years, while achieving our full year target margin percentage. Through the course of the year, we continued to pay our regular quarterly dividend, demonstrating our confidence in the business and commitment to returning value to our shareholders,” said Barry McCarthy, President and CEO of Deluxe.

“Given our disciplined stewardship, financial strength, sales-driven performance and rebounding core revenue expectations, we are confident in our future and look forward to steady improvement in 2021,” said McCarthy.

Full Year 2020 Financial and Segment Highlights

	Full Year 2020		Full Year 2019		% Change
Revenue	$1,790.8	million	$2,008.7	million	(10.8%)
Net Income (Loss) Attributable to Deluxe	$8.8	million	($199.9	million)	n/m
Adjusted EBITDA	$364.5	million	$480.9	million	(24.2%)
Diluted EPS – GAAP	$0.19		($4.65)		n/m
Adjusted Diluted EPS	$5.08		$6.82		(25.5%)
n/m - not meaningful

•Revenue was $217.9 million lower than the previous year. COVID-19 negatively impacted the company's results, primarily across the Promotional Solutions, Cloud Solutions and Checks segments.
•The Payments segment formed at the beginning of the year delivered revenue growth of 12% over the previous year. COVID-19-related delays in customer implementations impacted the growth rate in this segment, which will likely continue into Q1 2021.
•Net income of $8.8 million was impacted by COVID-19 and continued costs in support of the company’s transformation.
•Despite the impact of COVID-19, adjusted EBITDA margin remained strong at 20.4%, as management continued to implement cost savings and efficiency programs across the company.
•Cash flow from operations for 2020 was $217.6 million and capital expenditures were $62.6 million. Free cash flow, defined as cash provided by operating activities less capital expenditures, was $155.0 million, a decrease of $65.1 million as compared to 2019.
◦In addition to COVID-19, free cash flow was impacted by previously disclosed expenditures to support the company’s business transformation and the ongoing secular decline in checks. These impacts were partially offset by lower income taxes, management’s cost savings initiatives, and lower capital expenditures.
•Net debt of $716.9 million was the lowest since June 30, 2018.
•During the fourth quarter, the company repaid $200 million on its revolving credit facility under which it borrowed at the onset of the COVID-19 pandemic.
◦As of December 31, 2020, $840.0 million was drawn on the revolving credit facility, compared to $883.5 million at the beginning of 2020. Liquidity was $425.4 million, with cash and cash equivalents increasing $49.5 million for the year.

Fourth Quarter 2020 Financial and Segment Highlights

	4th Quarter 2020		4th Quarter 2019		% Change
Revenue	$454.5	million	$522.1	million	(12.9%)
Net Income Attributable to Deluxe	$24.7	million	$44.8	million	(44.9%)
Adjusted EBITDA	$94.9	million	$130.3	million	(27.2%)
Diluted EPS – GAAP	$0.58		$1.06		(45.3%)
Adjusted Diluted EPS	$1.38		$1.94		(28.9%)

•Revenue was $67.6 million lower than last year. COVID-19 continued to negatively impact the company's results, primarily across the Promotional Solutions, Cloud Solutions and Checks segments.
•Revenue grew 3% from the third quarter, reflecting new business and some seasonality in Promotional Solutions.
•The Payments segment delivered revenue growth of 3% over the same period last year, consistent with management's expectations. COVID-19-related delays in customer implementations impacted the growth rate in this segment.
•Net income of $24.7 million was impacted by COVID-19 and continued costs in support of the company's transformation.
•Adjusted EBITDA margin remained strong at 20.9%, despite the impact of COVID-19, as management continues to aggressively execute cost-savings and efficiency programs.

Outlook

Although the specific timing for larger economic recovery remains uncertain, as a result of increased confidence in the Company’s financial position and strong execution against its strategic plan, Deluxe is establishing guidance for the full year 2021:

•Full year 2021 revenue is expected to grow in the range of 0% to 2% primarily due to the combination of sales transformation and related wins and steady macro-economic recovery from COVID-19.
•We expect first quarter financial performance to be a continuation of fourth quarter 2020 results as we begin to lap the onset of the pandemic in March 2020.
•We are positioned for recovery to begin in the second quarter, enabling us to exit the year with revenue growth in mid-single digits.
•Adjusted EBITDA margin for full year 2021 is expected to be in the range between 20% to 21%, at the lower end of the company’s long-term target range.
•We expect our tax rate to continue to be approximately 25%.

Capital Allocation and Dividend

The Board of Directors recently approved a regular quarterly dividend of $0.30 per share. The dividend will be payable on March 1, 2021 to shareholders of record as of market closing on February 16, 2021.

Earnings Call Information

A live conference call will be held today at 4:45 p.m. ET (3:45 p.m. CT) to review the financial results. Listeners can access the call by dialing 1-615-247-0252 (access code 3364057). A presentation also will be available via a webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available after 8:00 p.m. ET and through midnight on February 12, 2021 by dialing 1-404-537-3406 (access code 3364057).

About Deluxe Corporation

Deluxe, a Trusted Business Technology™ company, champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth and operate more efficiently. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2.8 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxe.

Forward-Looking Statements

Statements made in this release concerning Deluxe, the company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: potential continuing negative impacts from pandemic health issues, such as the coronavirus / COVID-19, along with the impact of government restrictions or similar directives on our future results of operations, our future financial condition and our ability to continue business activities in affected regions; the impact that further deterioration or prolonged softness in the economy may have on demand for the company’s products and services; the company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the company’s control; declining demand for the company’s checks, check-related products and services and business forms; risks that the company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the company’s revenue and gross profit; the risk that future acquisitions will not be consummated; risks that any such acquisitions do not produce the anticipated results or synergies; risks that the company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The company’s cash dividends are declared by the Board of Directors on a current basis and therefore, may be subject to change. The company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the company’s current expectations are contained in the company’s Form 10-K for the year ended December 31, 2019 and in the company's Form 10-Q for the quarter ended September 30, 2020.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
(in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Product revenue	$322.5	$365.3	$1,230.7	$1,409.1
Service revenue	132.0	156.8	560.1	599.6
Total revenue	454.5	522.1	1,790.8	2,008.7
Cost of products	(125.8)	(132.5)	(458.7)	(531.3)
Cost of services	(66.2)	(74.6)	(272.1)	(281.6)
Total cost of revenue	(192.0)	(207.1)	(730.8)	(812.9)
Gross profit	262.5	315.0	1,060.0	1,195.8
Selling, general and administrative expense	(207.0)	(225.9)	(841.6)	(891.7)
Restructuring and integration expense	(18.9)	(22.2)	(75.9)	(71.2)
Asset impairment charges	—	—	(98.0)	(391.0)
Operating income (loss)	36.6	66.9	44.5	(158.1)
Interest expense	(4.9)	(7.4)	(23.1)	(34.7)
Other income	0.7	1.1	9.2	7.2
Income (loss) before income taxes	32.4	60.6	30.6	(185.6)
Income tax provision	(7.7)	(15.8)	(21.7)	(14.3)
Net income (loss)	24.7	44.8	8.9	(199.9)
Non-controlling interest	—	—	(0.1)	—
Net income (loss) attributable to Deluxe	$24.7	$44.8	$8.8	($199.9)
Weighted average dilutive shares	42.2	42.3	42.1	43.0
Diluted earnings (loss) per share	$0.58	$1.06	$0.19	($4.65)
Adjusted diluted earnings per share	1.38	1.94	5.08	6.82
Capital expenditures	19.9	16.9	62.6	66.6
Depreciation and amortization expense	27.7	30.6	110.8	126.0
EBITDA	65.0	98.6	164.4	(24.9)
Adjusted EBITDA	94.9	130.3	364.5	480.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars and shares in millions)
(Unaudited)

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$123.1	$73.6
Other current assets	383.5	398.6
Property, plant & equipment	88.7	96.5
Operating lease assets	35.9	44.4
Intangibles	246.8	276.1
Goodwill	736.8	804.5
Other non-current assets	260.1	249.6
Total assets	$1,874.9	$1,943.3

Total current liabilities	$411.8	$407.9
Long-term debt	840.0	883.5
Non-current operating lease liabilities	28.4	33.6
Other non-current liabilities	53.9	47.4
Shareholders' equity	540.8	570.9
Total liabilities and shareholders' equity	$1,874.9	$1,943.3
Net debt	$716.9	$809.9
Shares outstanding	42.0	42.1
Number of employees	6,185	6,352

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Year Ended December 31,
	2020	2019(1)
Cash provided (used) by:
Operating activities:
Net income (loss)	$8.9	($199.9)
Depreciation and amortization of intangibles	110.8	126.0
Asset impairment charges	98.0	391.0
Prepaid product discount payments	(33.6)	(25.6)
Other	33.5	(4.8)
Total operating activities	217.6	286.7
Investing activities:
Purchases of capital assets	(62.6)	(66.6)
Payments for acquisitions	—	(8.2)
Proceeds from sale of facilities	9.7	—
Other	(3.2)	2.4
Total investing activities	(56.1)	(72.4)
Financing activities:
Net change in debt	(43.5)	(26.5)
Dividends	(50.7)	(51.7)
Share repurchases	(14.0)	(118.5)
Net change in customer funds obligations	(0.2)	12.6
Other	(2.2)	(6.1)
Total financing activities	(110.6)	(190.2)
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	3.7	5.4
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	54.6	29.5
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of year	174.8	145.3
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of year	$229.4	$174.8
Free cash flow	$155.0	$220.1

(1) The 2019 statement of cash flows has been revised from amounts reported in the prior year to reflect certain holdback payments for acquisitions and asset purchases within other financing activities. Previously, these amounts were included within investing activities.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Payments	$78.0	$75.7	$301.9	$269.6
Cloud Solutions	59.2	81.2	252.8	318.4
Promotional Solutions	144.0	172.7	529.6	640.9
Checks	173.3	192.5	706.5	779.8
Total	$454.5	$522.1	$1,790.8	$2,008.7
Adjusted EBITDA:
Payments	$17.8	$22.3	$68.1	$74.4
Cloud Solutions	16.1	20.8	61.6	77.2
Promotional Solutions	20.1	32.5	66.6	101.3
Checks	83.3	101.8	341.7	402.7
Corporate	(42.4)	(47.1)	(173.5)	(174.7)
Total	$94.9	$130.3	$364.5	$480.9
Adjusted EBITDA Margin:
Payments	22.8%	29.5%	22.6%	27.6%
Cloud Solutions	27.2%	25.6%	24.4%	24.2%
Promotional Solutions	14.0%	18.8%	12.6%	15.8%
Checks	48.1%	52.9%	48.4%	51.6%
Total	20.9%	25.0%	20.4%	23.9%

Effective January 1, 2020, the company reorganized its operations into four reportable business segments based on its product and service offerings. In addition, management began utilizing Adjusted EBITDA to determine the allocation of company resources and to assess segment operating performance. Adjusted EBITDA is the measure of segment performance presented in the company's 2020 Form 10-Qs in accordance with Accounting Standards Codification 280. Corporate consists of those costs that are not directly attributable to a business segment, primarily marketing, accounting, information technology, facilities, executive management, legal, tax and treasury costs that support the corporate function. Corporate also includes other income. Prior period information has been revised to reflect these changes. A reconciliation of net income (loss) to total Adjusted EBITDA can be found later in this release.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions)
(Unaudited)

Note that the company has not reconciled adjusted EBITDA for full year 2021 to the directly comparable GAAP financial measure because the company does not provide outlook guidance for net income or the reconciling items between net income and adjusted EBITDA. Because of the substantial uncertainty and variability surrounding certain of these forward-looking reconciling items, including asset impairment charges, restructuring, integration and other costs, and certain legal-related expenses, a reconciliation of the non-GAAP financial measure outlook guidance to the corresponding GAAP measure is not available without unreasonable effort. The probable significance of certain of these reconciling items is high and, based on historical experience, could be material.

EBITDA AND ADJUSTED EBITDA

Management discloses EBITDA and Adjusted EBITDA because it believes they are useful in evaluating the company's operating performance, as the calculations eliminate the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may not be indicative of current period operating performance. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. Management also believes that an increasing EBITDA and Adjusted EBITDA depict an increase in the value of the company. Management does not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements, such as interest, income taxes, debt service payments or capital investments. Management does not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, management believes that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$24.7	$44.8	$8.9	($199.9)
Non-controlling interest	—	—	(0.1)	—
Interest expense	4.9	7.4	23.1	34.7
Income tax provision	7.7	15.8	21.7	14.3
Depreciation and amortization expense	27.7	30.6	110.8	126.0
EBITDA	65.0	98.6	164.4	(24.9)
Asset impairment charges	—	—	98.0	391.0
Restructuring, integration and other costs	21.6	25.8	80.7	79.5
CEO transition costs	—	0.9	—	9.4
Share-based compensation expense	6.5	5.1	21.8	19.2
Acquisition transaction costs	—	—	—	0.2
Certain legal-related (benefit) expense	—	—	(2.2)	6.4
Loss (gain) on sales of businesses and customer lists	1.8	(0.1)	1.8	0.1
Adjusted EBITDA	$94.9	$130.3	$364.5	$480.9

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

ADJUSTED DILUTED EPS

By excluding the impact of non-cash items or items that may not be indicative of ongoing operations, management believes that Adjusted Diluted EPS provides useful comparable information to assist in analyzing the company's current and future operating performance. As such, Adjusted Diluted EPS is one of the key financial performance metrics used to assess the operating results and performance of the business and to identify strategies to improve performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. Management does not consider Adjusted Diluted EPS to be a substitute for GAAP performance measures, but believes that it is a useful performance measure that should be considered in addition to GAAP performance measures.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$24.7	$44.8	$8.9	($199.9)
Non-controlling interest	—	—	(0.1)	—
Net income (loss) attributable to Deluxe	24.7	44.8	8.8	(199.9)
Asset impairment charges	—	—	98.0	391.0
Acquisition amortization	13.8	16.5	55.9	70.7
Restructuring, integration and other costs	21.6	25.8	80.7	79.5
CEO transition costs	—	0.9	—	9.4
Share-based compensation expense	6.5	5.1	21.8	19.2
Acquisition transaction costs	—	—	—	0.2
Certain legal-related (benfit) expense	—	—	(2.2)	6.4
Loss (gain) on sales of businesses and customer lists	1.8	(0.1)	1.8	0.1
Adjustments, pre-tax	43.7	48.2	256.0	576.5
Income tax provision impact of pre-tax adjustments(1)	(10.2)	(10.6)	(49.9)	(81.9)
Adjustments, net of tax	33.5	37.6	206.1	494.6
Adjusted net income	58.2	82.4	214.9	294.7
Income allocated to participating securities	—	(0.1)	(0.1)	(0.4)
Re-measurement of share-based awards classified as liabilities	—	—	(0.8)	0.1
Adjusted income attributable to Deluxe available to common shareholders	$58.2	$82.3	$214.0	$294.4

Weighted-average dilutive shares	42.2	42.3	42.1	43.0
Adjustment(2)	—	—	—	0.2
Adjusted weighted-average dilutive shares	42.2	42.3	42.1	43.2

GAAP Diluted EPS	$0.58	$1.06	$0.19	($4.65)
Adjustments, net of tax	0.80	0.88	4.89	11.47
Adjusted Diluted EPS	$1.38	$1.94	$5.08	$6.82

(1) The tax effect of the pretax adjustments considers the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact that approximates the U.S. effective tax rate for each adjustment. However, the tax impact of certain adjustments, such as asset impairment charges, share-based compensation expense and CEO transition costs, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions.

(2) The adjustment to total weighted-average dilutive shares is due to the net loss reported for the year ended December 31, 2019. The GAAP EPS calculation for this period excluded a higher number of share-based compensation awards because their effect was antidilutive.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

NET DEBT

Net debt is not a GAAP financial measure. Nevertheless, management believes that net debt is an important measure to monitor leverage and evaluate the balance sheet. In calculating net debt, cash and cash equivalents are subtracted from total debt because they could be used to reduce the company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and cash equivalents, and therefore, may imply that management intends to use cash and cash equivalents to reduce outstanding debt and that there is less company debt than the most comparable GAAP measure indicates.

	December 31, 2020	December 31, 2019
Total debt	$840.0	$883.5
Cash and cash equivalents	(123.1)	(73.6)
Net debt	$716.9	$809.9

FREE CASH FLOW

Management believes that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand the company’s asset base. Free cash flow is limited and not all of the company’s free cash flow is available for discretionary spending, as the company may have mandatory debt payments and other cash requirements that must be deducted from its cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement provides an additional metric to compare cash generated by operations on a consistent basis and to provide insight into the cash flow available to fund items such as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$217.6	$286.7
Purchases of capital assets	(62.6)	(66.6)
Free cash flow	$155.0	$220.1

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

LIQUIDITY

Management considers liquidity to be an important metric for demonstrating the amount of cash that is available or that could be readily available to the company on short notice. This financial measure is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement enhances investors’ understanding of the funds that are currently available to the company.

December 31, 2020
Cash and cash equivalents	$123.1
Amounts available for borrowing under revolving credit facility	302.3
Liquidity	$425.4

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